Exhibit 99.1

NRG Comments on Exelon’s Proposal to Expand
NRG’s Board of Directors and its Slate of Nine Director Nominees

PRINCETON, NJ; January 30, 2009 – NRG Energy, Inc. (NYSE: NRG) confirmed today that Exelon Corporation (NYSE: EXC) has submitted to NRG a stockholder proposal to expand the size of the NRG Board of Directors and a slate of nine director nominees for election at NRG’s 2009 Annual Meeting of Stockholders. If Exelon’s proposal to expand the size of the NRG Board of Directors were approved by NRG’s stockholders and all of Exelon’s nominees were elected to the Board, Exelon’s nominees would constitute nearly 50% of the Board. The Governance and Nominating Committee of NRG’s Board of Directors will review Exelon’s proposal to expand the size of the Board and its slate of director nominees.

In the meantime, NRG commented on today’s developments saying, “The Company believes Exelon’s actions to initiate a proxy fight are a clear attempt to compromise the independence of NRG’s Board in order to force a sale of NRG to Exelon at a price that is highly dilutive to NRG stockholders on a free cash flow basis. Through this latest aggressive tactic, Exelon is attempting to dilute NRG’s Board of Directors and NRG stockholder value, while attempting to take all the value for Exelon’s stockholders.”

The NRG Board and management, after careful and impartial consideration, concluded that Exelon’s current offer is not only inadequate, but also is dilutive, significantly undervalues NRG, and does not fully reflect the underlying fundamental value of NRG’s assets, operations and strategic plan, including its strong market position and future growth prospects. The Board also noted, in regards to Exelon’s unsolicited exchange offer, the lack of any committed financing to complete the offer and the many unfulfilled conditions—including regulatory and Exelon stockholder approvals, among others.

NRG continues to believe that allowing Exelon to conduct due diligence is premature given that the offer price remains unchanged and, as Exelon has stated, is unlikely to increase materially. As previously announced, NRG is currently engaged in market discovery to determine the greatest value option available for NRG stockholders and has indicated to Exelon that, at some point, Exelon might be allowed to conduct due diligence as part of this broader process.

Exelon’s hand-picked nominees, if elected, would be required to exercise their fiduciary duties properly on behalf of all NRG stockholders. However, NRG questions the independence of Exelon’s slate and is concerned that, if elected to the NRG Board, Exelon’s nominees would have inherent conflicts of interest in evaluating any transaction between NRG and Exelon or any alternative transaction.

NRG’s current Board of Directors consists of highly qualified, proven leaders and business professionals with considerable combined experience overseeing a competitive power generation company and individual experience in the diverse disciplines important to NRG’s business. The NRG Board already is truly independent, with a non-executive Chairman and only one Director who is also a member of management, NRG’s CEO. Given their qualifications, their experience and their independence, the NRG Board of Directors, as presently constituted, is best positioned to act on behalf of all NRG stockholders.
About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 50 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Important Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of proxy of any stockholder of NRG Energy, Inc. (“NRG”). NRG plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement and white proxy card in connection with its 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). INVESTORS AND STOCKHOLDERS OF NRG ARE URGED TO READ THE PROXY STATEMENT FOR THE 2009 ANNUAL MEETING IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

In response to the exchange offer proposed by Exelon Corporation referred to in this news release, NRG has filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9. STOCKHOLDERS OF NRG ARE ADVISED TO READ NRG’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Investors and stockholders will be able to obtain free copies of NRG’s proxy statement (when it becomes available), the Solicitation/Recommendation Statement on Schedule 14D-9, any other documents filed by NRG in connection with the exchange offer by Exelon Corporation, and other documents filed with the SEC by NRG at the SEC’s website at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

NRG and its directors and executive officers will be deemed to be participants in the solicitation of proxies in connection with its 2009 Annual Meeting. Information regarding NRG’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 28, 2008, and its proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2008. Detailed information regarding the names, affiliations and interests of individuals who will participate in the solicitation of proxies of NRG’s stockholders will also be available in NRG’s proxy statement for the 2009 Annual Meeting.

Safe Harbor Disclosure
Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov. Statements made in connection with the exchange offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

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